'

FOR IMMEDIATE RELEASE
July 29, 2024
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Second Quarter 2024 Results
Toledo, Ohio, July 29, 2024…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2024.
Recent Highlights
•Reported net income attributable to common stockholders of $0.42 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.05 per diluted share, an increase of 16.7% over the prior year or 19.3% exclusive of government subsidies
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 11.3%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 21.7%
•During the second quarter, we completed $1.7 billion of pro rata gross investments, including $1.4 billion in acquisitions and loan funding and $251 million in development funding
•Since the beginning of the year, we have closed or have definitive agreements to close $4.9 billion in pro rata acquisitions and loan funding
•During the quarter, converted or reached agreements to convert 47 triple-net leased properties to SHO (RIDEA) structures, allowing us to directly participate in the underlying cash flow growth of the communities
•Reported further balance sheet strengthening as of June 30, 2024 with net debt to Adjusted EBITDA of 3.68x and approximately $6.9 billion of available liquidity inclusive of $2.9 billion of available cash and restricted cash and full capacity under our $4.0 billion line of credit
•Credit rating outlook revised to positive from stable by each of S&P Global and Moody's, citing strong seniors housing industry tailwinds and a materially improved balance sheet
•In July, closed on a new expanded $5.0 billion senior unsecured revolving credit facility, which incorporates a maturity extension to 2029 and a 7.5bps improvement in pricing from the previous $4.0 billion facility
•Board of Directors announced a 10% increase in the quarterly dividend per share, reflecting our solid financial performance, low payout ratio owing to outsized levels of cash flow growth and the Board's confidence in the Company's strong growth prospects going forward
•Announced the appointment of Andrew Gundlach to the Board of Directors
Capital Activity and Liquidity
Liquidity Update During the second quarter, net debt to consolidated enterprise value improved to 14.8% as of June 30, 2024 from 20.9% as of December 31, 2023. We sourced over $2.1 billion of attractively priced capital, including equity and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. As of June 30, 2024, our share of variable rate debt was approximately 7.1%.
Expanded Senior Unsecured Revolving Credit Facility In July, we closed on an expanded $5.0 billion senior unsecured revolving credit facility, which replaced our $4.0 billion existing line of credit. The new facility is comprised of a $3.0 billion revolving line of credit maturing in June 2028 that can be extended for an additional year and a $2.0 billion revolving line of credit maturing in June 2029. The revolving lines of credit will bear interest at a borrowing rate of 72.5bps over the adjusted SOFR rate and an annual facility fee of 12.5bps.
Exchangeable Senior Unsecured Notes Issuance In July, Welltower OP issued $1,035,000,000 aggregate principal amount of 3.125% exchangeable senior unsecured notes maturing July 15, 2029 (the "Exchangeable Notes") unless earlier exchanged, purchased or redeemed. The Exchangeable Notes will pay interest semi-annually in arrears on January 15 and July 15 of each year.

2Q24	Earnings Release	July 29, 2024
Notable Portfolio Activity
In the second quarter, we completed $1.7 billion of pro rata gross investments, including $1.4 billion in acquisitions and loan funding and $251 million in development funding. We opened 13 development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $214 million. Additionally, during the second quarter we completed pro rata property dispositions and loan repayments of $578 million.
Private Equity Acquisition and Loan Funding During the second quarter, we acquired a portfolio of seniors housing communities for $271 million and provided a first mortgage loan collateralized by a portfolio of seniors housing properties for $456 million. The portfolios comprise 12 high quality seniors housing communities encompassing approximately 2,000 units.
Atria Senior Living As previously announced, we entered into an agreement to transition 89 Holiday by Atria communities to six of Welltower's existing operating partners with strong operating acumen and deep expertise in their respective regions. To date, operations for 69 properties have been transitioned to new operators, with the remaining properties expected to be transitioned by the end of the third quarter.
Triple-net to Seniors Housing Operating Transitions During the second quarter, we reached agreements to convert 47 triple-net leased properties to Seniors Housing Operating (RIDEA) structures, allowing us to directly participate in the underlying cash flow growth of the communities. The transition to highly-aligned RIDEA 4.0 structures will deepen our partnership with several leading managers, build on success within their existing portfolios, and ensure that both Welltower and our partners benefit from the communities' future growth potential. We completed 11 of these transitions during the second quarter and expect to complete the remainder during the third quarter.

Announced Future Investment Activity
Subsequent to quarter end, announced $1.1 billion in pro rata acquisitions under contract, in addition to the previously announced $3.8 billion of investment activity closed or under contract to close as of June 3, 2024. Transactions under contract and not yet closed are subject to customary closing conditions.
Environmental, Social and Governance ("ESG")
During the second quarter, we achieved an MSCI ESG rating of "AA", reflecting our robust corporate governance practices, ESG risk management relative to peers and ongoing commitment to advancing sustainability initiatives. Additionally, in June, we released our 2023 ESG Report, which is available on our website, summarizing our progress and achievements across a range of ESG initiatives, including those related to diversity and inclusion, environmental responsibility and corporate governance.
Dividend On July 29, 2024, the Board of Directors declared a cash dividend for the quarter ended June 30, 2024 of $0.67 per share, an increase of 10% from the prior quarter. This dividend, which will be paid on August 21, 2024 to stockholders of record as of August 12, 2024, will be our 213th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2024 Net income attributable to common stockholders guidance has been revised to a range of $1.52 to $1.60 per diluted share from the previous range of $1.45 to $1.57 per diluted share. We increased the guidance range of full year normalized FFO attributable to common stockholders to a range of $4.13 to $4.21 per diluted share from the previous range of $4.05 to $4.17 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 10.0% to 12.5%, which is comprised of the following components:
◦Seniors Housing Operating approximately 19.0% to 23.0%
◦Seniors Housing Triple-net approximately 3.0% to 4.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $205 million to $211 million and stock-based compensation expense to be approximately $40 million.
•Development: We anticipate funding an additional $328 million of development in 2024 relating to projects underway as of June 30, 2024.
•Dispositions: We expect pro rata disposition proceeds of $643 million at a blended yield of 6.9% in the next twelve months. This includes approximately $601 million of consideration from expected property sales and $42 million of expected proceeds from loan repayments.
•Pandemic Relief Funds: Our initial 2024 earnings guidance did not include the recognition of any pandemic relief funds which may be received during the year. During the six months ended June 30, 2024, we recognized approximately $2 million

2Q24	Earnings Release	July 29, 2024
at our share related to Provider Relief Funds and similar programs in the United Kingdom and Canada. Our updated guidance does not include any additional funds in 2024. In 2023, we recognized approximately $13 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2024 outlook and assumptions on the second quarter 2024 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, July 30, 2024 at 9:00 a.m. Eastern Time to discuss our second quarter 2024 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 6, 2024. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful

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information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2024, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people's wellness and overall health care experience. Welltower owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors". Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, health emergencies (such as the COVID-19 pandemic) and other acts of God affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency

2Q24	Earnings Release	July 29, 2024
exchange rates; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q24	Earnings Release	July 29, 2024
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2024	2023
Assets
Real estate investments:
Land and land improvements	$4,839,036	$4,262,745
Buildings and improvements	38,540,623	34,127,012
Acquired lease intangibles	2,192,386	1,950,349
Real property held for sale, net of accumulated depreciation	81,033	404,071
Construction in progress	1,474,024	1,108,773
Less accumulated depreciation and intangible amortization	(9,908,007)	(8,599,622)
Net real property owned	37,219,095	33,253,328
Right of use assets, net	360,282	322,316
Real estate loans receivable, net of credit allowance	1,791,202	965,509
Net real estate investments	39,370,579	34,541,153
Other assets:
Investments in unconsolidated entities	1,709,558	1,650,133
Goodwill	68,321	68,321
Cash and cash equivalents	2,776,628	2,203,788
Restricted cash	86,970	95,281
Straight-line rent receivable	420,666	389,381
Receivables and other assets	1,101,215	1,116,078
Total other assets	6,163,358	5,522,982
Total assets	$45,533,937	$40,064,135

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	12,169,775	13,530,788
Secured debt	1,765,992	2,460,349
Lease liabilities	393,670	348,770
Accrued expenses and other liabilities	1,515,921	1,531,114
Total liabilities	15,845,358	17,871,021
Redeemable noncontrolling interests	262,273	369,191
Equity:
Common stock	609,859	509,805
Capital in excess of par value	36,693,283	28,085,297
Treasury stock	(114,674)	(112,032)
Cumulative net income	9,526,904	8,933,663
Cumulative dividends	(17,492,484)	(16,116,698)
Accumulated other comprehensive income	(246,462)	(95,594)
Total Welltower Inc. stockholders' equity	28,976,426	21,204,441
Noncontrolling interests	449,880	619,482
Total equity	29,426,306	21,823,923
Total liabilities and equity	$45,533,937	$40,064,135

2Q24	Earnings Release	July 29, 2024

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Resident fees and services	$1,393,473	$1,159,449	$2,753,747	$2,291,134
Rental income	335,811	383,439	753,463	767,498
Interest income	63,453	38,710	116,117	75,115
Other income	32,147	83,880	61,298	92,460
Total revenues	1,824,884	1,665,478	3,684,625	3,226,207
Expenses:
Property operating expenses	1,111,297	958,672	2,208,210	1,916,425
Depreciation and amortization	382,045	341,945	747,908	681,057
Interest expense	133,424	152,337	280,742	296,740
General and administrative expenses	55,565	44,287	108,883	88,658
Loss (gain) on derivatives and financial instruments, net	(5,825)	1,280	(8,879)	2,210
Loss (gain) on extinguishment of debt, net	1,705	1	1,711	6
Provision for loan losses, net	5,163	2,456	6,177	3,233
Impairment of assets	2,394	1,086	45,725	13,715
Other expenses	48,684	11,069	62,815	33,814
Total expenses	1,734,452	1,513,133	3,453,292	3,035,858
Income (loss) from continuing operations before income taxes
and other items	90,432	152,345	231,333	190,349
Income tax (expense) benefit	(1,101)	(3,503)	(7,292)	(6,548)
Income (loss) from unconsolidated entities	4,896	(40,332)	(2,887)	(47,403)
Gain (loss) on real estate dispositions, net	166,443	(2,168)	171,150	(1,421)
Income (loss) from continuing operations	260,670	106,342	392,304	134,977

Net income (loss)	260,670	106,342	392,304	134,977
Less: Net income (loss) attributable to noncontrolling interests(1)	5,956	3,302	10,444	6,264
Net income (loss) attributable to common stockholders	$254,714	$103,040	$381,860	$128,713
Average number of common shares outstanding:
Basic	600,545	499,023	587,297	495,561
Diluted	604,563	501,970	591,047	498,305
Net income (loss) attributable to common stockholders per share:
Basic	$0.42	$0.21	$0.65	$0.26
Diluted(2)	$0.42	$0.20	$0.65	$0.26
Common dividends per share	$0.61	$0.61	$1.22	$1.22

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

2Q24	Earnings Release	July 29, 2024

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss) attributable to common stockholders	$254,714	$103,040	$381,860	$128,713
Depreciation and amortization	382,045	341,945	747,908	681,057
Impairments and losses (gains) on real estate dispositions, net	(164,049)	3,254	(125,425)	15,136
Noncontrolling interests(1)	(6,348)	(12,841)	(18,344)	(26,168)
Unconsolidated entities(2)	27,411	30,784	64,477	53,506
NAREIT FFO attributable to common stockholders	493,773	466,182	1,050,476	852,244
Normalizing items, net(3)	143,759	(15,318)	172,264	18,153
Normalized FFO attributable to common stockholders	637,532	450,864	1,222,740	870,397
Government subsidies recognized(4)	(753)	(10,220)	(2,158)	(12,506)
Government subsidies attributable to noncontrolling interests and unconsolidated entities, net	(19)	557	242	1,057
Normalized FFO attributable to common stockholders, excluding government subsidies	$636,760	$441,201	$1,220,824	$858,948

Average diluted common shares outstanding	604,563	501,970	591,047	498,305

Per diluted share data attributable to common stockholders:
Net income (loss)(5)	$0.42	$0.20	$0.65	$0.26
NAREIT FFO	$0.82	$0.93	$1.78	$1.71
Normalized FFO	$1.05	$0.90	$2.07	$1.75
Normalized FFO, excluding government subsidies	$1.05	$0.88	$2.07	$1.72

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$1.22	$1.22
Normalized FFO attributable to common stockholders per share	$1.05	$0.90	$2.07	$1.75
Normalized FFO payout ratio	58%	68%	59%	70%

Other items:(6)
Net straight-line rent and above/below market rent amortization(7)	$(37,104)	$(30,336)	$(72,108)	$(63,720)
Non-cash interest expenses(8)	9,812	6,574	19,198	12,452
Recurring cap-ex, tenant improvements, and lease commissions	(67,348)	(40,694)	(118,964)	(77,607)
Stock-based compensation	10,026	10,491	21,368	19,615

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Represents amounts recognized related to Health and Human Services Provider Relief Fund in the United States and similar programs in the United Kingdom and Canada, but excluding various state and local programs.

(5) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(6) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(7) Excludes normalized other impairment (see Exhibit 2).
(8) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

2Q24	Earnings Release	July 29, 2024

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024		2023	2024	2023
Loss (gain) on derivatives and financial instruments, net	$(5,825)	(1)	$1,280	$(8,879)	$2,210
Loss (gain) on extinguishment of debt, net	1,705	(2)	1	1,711	6
Provision for loan losses, net	5,163	(3)	2,456	6,177	3,233
Income tax benefits	—		—	—	(246)
Other impairment	88,318	(4)	—	97,674	—
Other expenses	48,684	(5)	11,069	62,815	33,814
Leasehold interest termination	—		(65,485)	—	(65,485)
Casualty losses, net of recoveries	1,953	(6)	3,568	4,111	8,055
Foreign currency loss (gain)	(200)	(7)	(345)	409	(572)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	3,961	(8)	32,138	8,246	37,138
Net normalizing items	$143,759		$(15,318)	$172,264	$18,153

Average diluted common shares outstanding	604,563		501,970	591,047	498,305
Net normalizing items per diluted share	$0.24		$(0.03)	$0.29	$0.04

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transactions.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily represents the write-off of straight-line rent receivable and unamortized lease incentive balances relating to the conversion of triple-net leased properties to SHO (RIDEA) structures and leases placed on cash recognition.
(5) Primarily related to costs associated with the termination of the Atria management agreement and non-capitalizable transaction costs.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily related to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2024				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$868	$940	$918	$966
Impairments and losses (gains) on real estate dispositions, net(1,2)	(154)	(154)	(249)	(249)
Depreciation and amortization(1)	1,653	1,653	1,650	1,650
NAREIT FFO attributable to common stockholders	2,367	2,439	2,319	2,367
Normalizing items, net(1,3)	55	55	172	172
Normalized FFO attributable to common stockholders	$2,422	$2,494	$2,491	$2,539

Diluted per share data attributable to common stockholders:
Net income	$1.45	$1.57	$1.52	$1.60
NAREIT FFO	$3.96	$4.08	$3.84	$3.92
Normalized FFO	$4.05	$4.17	$4.13	$4.21

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(138)	$(138)	$(144)	$(144)
Non-cash interest expenses	48	48	44	44
Recurring cap-ex, tenant improvements, and lease commissions	(235)	(235)	(251)	(251)
Stock-based compensation	40	40	41	41

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

2Q24	Earnings Release	July 29, 2024

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	June 30,
	2024	2023	% growth
Net income (loss)	$260,670	$106,342
Loss (gain) on real estate dispositions, net	(166,443)	2,168
Loss (income) from unconsolidated entities	(4,896)	40,332
Income tax expense (benefit)	1,101	3,503
Other expenses	48,684	11,069
Impairment of assets	2,394	1,086
Provision for loan losses, net	5,163	2,456
Loss (gain) on extinguishment of debt, net	1,705	1
Loss (gain) on derivatives and financial instruments, net	(5,825)	1,280
General and administrative expenses	55,565	44,287
Depreciation and amortization	382,045	341,945
Interest expense	133,424	152,337
Consolidated NOI	713,587	706,806
NOI attributable to unconsolidated investments(1)	32,720	25,150
NOI attributable to noncontrolling interests(2)	(17,296)	(24,262)
Pro rata NOI	729,011	707,694
Non-cash NOI attributable to same store properties	66,066	(28,888)
NOI attributable to non-same store properties	(262,613)	(190,353)
Currency and ownership adjustments(3)	(262)	3,131
Normalizing adjustments, net(4)	5,621	(8,342)
Same Store NOI (SSNOI)	$537,823	$483,242	11.3%

Seniors Housing Operating	261,784	215,079	21.7%
Seniors Housing Triple-net	90,935	87,221	4.3%
Outpatient Medical	125,840	123,246	2.1%
Long-Term/Post-Acute Care	59,264	57,696	2.7%
Total SSNOI	$537,823	$483,242	11.3%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

2Q24	Earnings Release	July 29, 2024

Net Debt to Adjusted EBITDA Reconciliation	Exhibit 5
(in thousands)	Three Months Ended
June 30, 2024
Net income (loss)	$260,670
Interest expense	133,424
Income tax expense (benefit)	1,101
Depreciation and amortization	382,045
EBITDA	777,240
Loss (income) from unconsolidated entities	(4,896)
Stock-based compensation	10,026
Loss (gain) on extinguishment of debt, net	1,705
Loss (gain) on real estate dispositions, net	(166,443)
Impairment of assets	2,394
Provision for loan losses, net	5,163
Loss (gain) on derivatives and financial instruments, net	(5,825)
Other expenses	48,684
Casualty losses, net of recoveries	1,953
Other impairment(1)	88,318
Adjusted EBITDA	$758,319

Total debt(2)	$14,027,128
Cash and cash equivalents and restricted cash	(2,863,598)
Net debt	$11,163,530

Adjusted EBITDA annualized	$3,033,276
Net debt to Adjusted EBITDA ratio	3.68x

(1) Represents the write-off of straight-line rent receivable and unamortized lease incentive balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $302,309,000 for the three months ended June 30, 2024.

Net Debt to Consolidated Enterprise Value		Exhibit 6
(in thousands, except share price)
	June 30, 2024	December 31, 2023
Common shares outstanding	608,151	564,241
Period end share price	$104.25	$90.17
Common equity market capitalization	$63,399,742	$50,877,611

Net debt	$11,163,530	$13,739,143

Noncontrolling interests(1)	712,153	967,351
Consolidated enterprise value	$75,275,425	$65,584,105
Net debt to consolidated enterprise value	14.8%	20.9%

(1) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

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